Exhibit 99.1
ATLAS AMERICA, INC. REPORTS RECORD FINANCIAL RESULTS
FOR THE SECOND QUARTER 2007
Philadelphia, PA — August 7, 2007, Atlas America Inc. (NASDAQ: ATLS) (“Atlas America” or “the Company”) reported earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $50.4 million for the three months ended June 30, 2007, compared with $35.2 million for the comparable prior year period, an increase of $15.2 million or 43%. Net income for the three months ended June 30, 2007 was $19.9 million, compared with $10.1 million for the comparable prior year period, representing an increase of $9.8 million, or an approximate 97% increase. Net income per diluted common share was $0.71 for the second quarter 2007, an increase of $0.38 per share from the prior year comparable period, or approximately 115%. Total revenues reached $214.9 million for the second quarter 2007, or an approximate 30% increase from the prior year comparable period. A schedule is provided at the end of this release to reconcile net income to EBITDA.
On July 25, 2007, the Company announced that its Board of Directors had declared a cash dividend of $0.05 per share of common stock, payable on August 15, 2007, to holders of record on August 8, 2007. The $1.3 million aggregate dividend represents an approximate 50% increase compared with the aggregate dividend paid on May 15, 2007.
Recent Acquisitions
On July 27, 2007, Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”) effectively acquired Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its approximate 73% interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Assets”). The Chaney Dell System includes 3,470 miles of gathering pipeline and three processing plants, and the Midkiff/Benedum System includes 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems, to which Atlas Pipeline contributed $1.85 billion and Anadarko contributed the Assets. In connection with this acquisition, Atlas Pipeline reached an agreement with Pioneer Natural Resources Company (NYSE: PXD — “Pioneer”), which provides approximately 50% of the natural gas processed by the Midkiff/Benedum system, to extend Pioneer’s acreage dedication to the system for an additional ten years through 2022. In conjunction with this extension, Atlas Pipeline granted to Pioneer, which currently holds an approximate 27% interest in the Midkiff/Benedum system, an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system one year after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest, and up to an additional 7.5% interest two years after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest. If the options are fully exercised, Pioneer would increase its interest in the system to approximately 49%. Pioneer would pay approximately $230 million for the additional 22% interest if fully exercised. Atlas Pipeline will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.
Atlas Pipeline funded the purchase price of the acquisition in part from a private placement of 25.6 million common limited partner units, generating gross proceeds of $1.125 billion. Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”), the owner of Atlas Pipeline’s general partner and in which Atlas America owns a 64% limited partner interest and 100% of the general partner, purchased 3.8 million of the 25.6 million common limited partner units issued by Atlas Pipeline. Atlas Pipeline funded the remaining purchase price with an $830.0 million senior secured term loan which matures in July 2014 and a partial advance against a new $300.0 million senior secured revolving credit facility which matures in July 2013. In conjunction with the Anadarko acquisition, Atlas Holdings, which holds all of the incentive distribution rights in Atlas Pipeline, has agreed to allocate up to $5.0 million of incentive distribution rights per quarter to Atlas Pipeline through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter.
On June 29, 2007, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”), of which the Company owns a 49% common unit interest as well as all of the Class A shares and management incentive interests, acquired all of the outstanding equity interests of DTE Gas & Oil Company from DTE Energy Company for $1.268 billion. DGO’s assets are located in the northern lower peninsula of Michigan on approximately 228,000 developed acres and 66,000 undeveloped acres and include interests in approximately 2,150 natural gas wells with estimated proved reserves of approximately 613.7 billion cubic feet of natural gas equivalents. Atlas Energy funded the acquisition purchase price in part with a new $850.0 million senior secured credit facility which expires in 2012. The remainder of the purchase price was funded by a private placement of 24.0 million common and Class D units, generating gross proceeds of approximately $600.0 million.
“We are pleased to announce these recent significant events for our Company,” stated Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “We continue to look for new opportunities to expand our presence and our profits in the energy business.”
Cash Distributions from Affiliates
On June 14, 2007, Atlas Energy declared a quarterly cash distribution of $0.43 per common unit for the second quarter 2007 with a distribution coverage ratio of approximately 1.2x. This quarter’s distribution will be paid on August 14, 2007 to common unitholders of record as of June 26, 2007. Atlas America will receive approximately $12.9 million in cash distributions from its ownership interest in Atlas Energy with regard to this quarterly distribution. Atlas Energy also provided distribution guidance for the second half of 2007 of approximately $0.50 per common unit for both the third and fourth quarters of 2007 and a range of $2.20 to $2.40 per common unit for full year 2008, which includes a distribution coverage ratio of 1.2x.
Atlas Holdings declared a quarterly cash distribution for the second quarter 2007 of $0.26 per common limited partner unit, which will be paid on August 17, 2007 to common unitholders of record as of July 6, 2007. The Company will receive approximately $4.6 million in cash distributions from its ownership interest in Atlas Holdings with regard to this quarterly distribution. Atlas Holdings established distribution guidance at a range of $1.60 to $1.80 per common limited partner unit for 2008.
Based on the 2008 distribution guidance for Atlas Energy and Atlas Holdings, Atlas America expects to receive approximately $95 million to $100 million in common unit distributions next year.
Please see Atlas Energy’s, Atlas Holdings’ and Atlas Pipeline’s respective earnings releases regarding their second quarter 2007 financial results.
Atlas Energy
•	Atlas Energy drilled 237 gross wells for the second quarter 2007, an increase of 109 wells or approximately 85% from the prior year comparable quarter. Atlas Energy connected 241 wells in the second quarter 2007. Well drilling segment revenues increased by approximately 93% in the second quarter 2007 compared to the similar quarter in the prior year.

•	At June 30, 2007, Atlas Energy held approximately 657,000 net acres in the Appalachian Basin, of which 426,000 were undeveloped, an increase of 34% from the net acreage position at June 30, 2006 and an 11% increase from March 31, 2007. Additionally, Atlas Energy has a joint venture with Knox Energy through December 2007, which provides an opportunity to drill wells on approximately 200,000 acres in Tennessee. On June 29, 2007, Atlas Energy acquired approximately 294,000 gross acres in the Antrim Shale in Michigan, of which 66,000 are undeveloped.

•	Atlas Energy and its investment partnerships have drilled seven vertical wells to the Marcellus Shale in Western Pennsylvania. Six of these wells have been completed and management continues to be pleased with the results. The Marcellus Shale is a black, organic rich shale formation located at depths between 7,000 and 8,500 feet and ranges in thickness from 100 to 150 feet on Atlas Energy’s acreage. Leases are currently held on over 213,000 acres, up from 105,000 acres in December 2006, which management believes is prospective for the Marcellus Shale. Management plans to drill several more vertical wells within the Marcellus Shale over the next quarter and is planning a full development program beginning in the fourth quarter of 2007.

•	Atlas Energy has identified approximately 3,000 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. In addition, the Company has identified approximately 900 drilling and re-completion opportunities in Michigan.

•	Atlas Energy had interests in over 9,950 gross wells June 30, 2007, an increase of approximately 44% from June 30, 2006, and operates approximately 83% of these wells.

•	Natural gas and oil production in the Appalachian Basin was 28.4 million cubic feet equivalents (“Mmcfe”) per day for second quarter 2007, an increase of 2.6 Mmcfe per day, or approximately 10%, from the quarter ended March 31, 2007.
Atlas Pipeline
•	Atlas Pipeline’s Mid-Continent segment recognized total revenue of $115.4 million for the second quarter 2007, an increase of $14.4 million from the prior year comparable quarter. Total system volume in the Mid-Continent segment averaged 693.2 Mmcf per day for the second quarter 2007, an increase of approximately 19% from the prior year comparable period.

•	Total revenue for Atlas Pipeline’s Appalachia system was $8.6 million for the second quarter 2007 compared with $8.1 million for the second quarter 2006, an increase of $0.5 million due principally to higher throughput volume and higher realized transportation rates. Throughput volume increased to 66.2 MMcfd for the second quarter 2007, approximately a 5% increase from the comparable prior year quarter.
Corporate and Other
•	General and administrative expenses, including net expense reimbursements to affiliate, was $21.5 million for the second quarter 2007, an increase of $13.8 million from the prior year comparable period, primarily due to increases in non-cash compensation expenses associated with the vesting of units and options for Atlas Holdings, Atlas Energy and Atlas Pipeline and fees associated with derivatives entered into associated with the DGO acquisition.

•	Interest expense was $8.9 million for the second quarter 2007, an increase of $2.2 million from the prior year comparable period, primarily due to increased borrowings on Atlas Pipeline’s revolving credit facility to finance its expansion capital expenditures.
Interested parties are invited to access the live webcast of an investor call with management regarding Atlas America’s second quarter results on Wednesday afternoon, August 8, 2007 at 2:00 pm ET by going to the Investor Relations section of Atlas America’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 4:00 pm ET on Wednesday, August 8, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 82773651.
Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and 5.5 million limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL), and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.
Atlas Energy Resources, LLC (NYSE: ATN) is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the Antrim Shale in Michigan and the Appalachian Basin. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage in the Appalachian Basin and drills on its own account in the Antrim Shale. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.
Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, inability of Atlas Pipeline or Atlas Energy to successfully integrate the operations at the acquired assets, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES:
Well construction and completion	$65,139	$33,805	$137,517	$84,688
Gas and oil production	25,315	21,942	46,575	44,808
Transmission, gathering and processing	119,109	104,258	234,399	215,867
Administration and oversight	3,439	2,188	7,983	5,497
Well services	4,155	3,386	7,876	6,152
Gain (loss) on mark-to-market derivatives	(2,291)	(769)	(4,569)	257

Total revenues	214,866	164,810	429,781	357,269

COSTS AND EXPENSES:
Well construction and completion	56,648	29,394	119,580	73,640
Gas and oil production	2,491	2,217	4,525	4,122
Transmission, gathering and processing	94,849	83,339	190,324	174,776
Well services	2,147	2,022	4,190	3,788
General and administrative	21,320	7,475	35,777	20,383
Net expense reimbursement — affiliate	221	281	529	696
Depreciation, depletion and amortization	13,476	10,614	25,877	20,716

Total costs and expenses	191,152	135,342	380,802	298,121

OPERATING INCOME	23,714	29,468	48,979	59,148

OTHER INCOME (EXPENSE):
Interest expense	(8,945)	(6,795)	(16,201)	(13,516)
Minority interest	11,776	(4,711)	8,590	(10,966)
Other, net	1,455	(204)	2,899	1,125

Total other income (expense)	4,286	(11,710)	(4,712)	(23,357)

Income before income taxes	28,000	17,758	44,267	35,791
Provision for income taxes	8,134	7,658	14,153	14,330

NET INCOME	$19,866	$10,100	$30,114	$21,461

Net income per common share — basic	$0.74	$0.34	$1.09	$0.72

Weighted average common shares outstanding — basic	26,813	29,887	27,595	29,944

Net income per common share — diluted	$0.71	$0.33	$1.06	$0.70

Weighted average common shares outstanding — diluted	27,864	30,553	28,536	30,616

	June 30,	December 31,
	2007	2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$80,373	$185,401
Property and equipment, net	2,227,117	884,812
Total assets	2,653,625	1,379,926
Total debt	1,082,439	324,151

ATLAS AMERICA, INC.
FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Reconciliation of net income to non-GAAP measure(1):
Net income	$19,866	$10,100	$30,114	$21,461
Interest expense	8,945	6,795	16,201	13,516
Provision for income taxes	8,134	7,658	14,153	14,330
Depreciation, depletion and amortization	13,476	10,614	25,877	20,716

EBITDA	50,421	35,167	86,345	70,023

Gain on mark-to-market derivatives	2,291	769	4,569	(257)
Non-recurring derivative fees	3,873	—	3,873	—
Non-cash compensation expense	4,888	1,704	8,924	4,451

Adjusted EBITDA	$61,473	$37,640	$103,711	$74,217

(1)	EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA provides additional information with respect to the Company’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity’s performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company’s financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

ATLAS AMERICA, INC.
OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
ATLAS ENERGY:
Production revenues (in thousands):
Gas(1)	$22,709	$19,437	$42,137	$39,930
Oil	2,592	2,469	4,419	4,834

Production volume(6):
Gas (mcfd)(1)(2)(3)	85,901	25,317	84,951	23,104
Oil (bpd)	462	407	411	415

Total (mcfed)(3)	88,673	27,759	87,417	25,594

Average sales prices(3):
Gas (per mcf)(3)(4)	$9.27	$8.44	$9.20	$9.55
Oil (per bbl)(3)	$61.62	$66.70	$59.40	$64.38

Production costs(5):
As a percent of production revenues	9%	11%	9%	9%
Per mcfe(3)	$0.88	$0.93	$0.88	$0.92

Depletion per mcfe(3)	$2.09	$1.99	$2.19	$1.99

ATLAS PIPELINE:
Appalachia system throughput volume (mcfd)(3)	66,152	63,113	64,352	60,235

Velma system gathered gas volume (mcfd)(3)	62,788	62,079	61,907	61,401

Elk City/Sweetwater system gathered gas volume (mcfd)(3)	308,703	275,865	298,355	264,093

NOARK Ozark Gas Transmission throughput volume (mcfd)(3)	321,717	243,014	304,400	241,093

Combined throughput volume (mcfd)(3)	759,360	644,071	729,014	626,822

(1)	Excludes sales to landowners. Production volume also includes activity for Atlas Energy’s recently acquired assets in the Antrim Shale in Michigan.

(2)	Production quantities consist of the sum of (i) ATN’s proportionate share of production from wells in which it has a direct interest, based on its proportionate net revenue interest in such wells, and (ii) ATN’s proportionate share of production from wells owned by the investment partnerships in which ATN has an interest, based on ATN’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	“Mcf” and “mcfd” means thousand cubic feet and thousand cubic feet per day; “mcfe” and “mcfed” means thousand cubic feet equivalent and thousand cubic feet equivalent per day, and “bbl” and “bpd” means barrels and barrels per day. Bbl’s are converted to mcfe using the ratio of six mcf’s to one bbl.

(4)	Atlas Energy’s average sales price before the effects of financial hedging was $$8.36 and $7.89 for the three months ended June 30, 2007 and 2006, respectively, and $8.12 and $8.55 for the six months ended June 30, 2007 and 2006, respectively.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.

(6)	Amounts include production volumes related to the acquisition of DTE Gas & Oil Company from the acquisition date (June 29, 2007) to June 30, 2007